Exhibit 7.06

December 17, 2007

STRICTLY CONFIDENTIAL

Marlin HoldCo LP
c/o Macquarie Securities (USA) Inc.
125 West 55th Street, 9th Floor
New York, NY 10019

Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), by and among Marlin HoldCo LP (“Parent”), Marlin MergeCo Inc. (“Merger Sub”) and Waste Industries USA, Inc. (the “Company”).

The undersigned (the “Investor”) hereby commits, subject to the conditions set forth herein, to acquire equity interests of Parent in an amount set forth in Schedule A hereto (the “Equity Funding Amount”), which shall be issued to Investor in exchange for its contribution and delivery to Parent of the number of shares of Company Common Stock (the “Rollover Contribution Shares”) set forth next to such Investor’s name on Schedule A hereto, solely for the purpose of consummating the transactions contemplated by the Merger Agreement. The value of each Rollover Contribution Share shall be equal to the per share Merger Consideration.

The foregoing obligations of the undersigned to contribute the Rollover Contribution Shares is subject to the satisfaction or proper waiver in accordance with the provisions of the Interim Investors Agreement, dated as of the date hereof, by and among Parent, Merger Sub and the other parties appearing on the signature pages thereto of the conditions set forth in Article VI of the Merger Agreement and the substantially contemporaneous funding of the financing contemplated by the Debt Commitment Letters and the consummation of the merger in accordance with the terms of the Merger Agreement.

The obligations of the Investor hereunder will terminate automatically and immediately upon the earliest to occur of (a) the Closing, (b) the termination of the Merger Agreement and (c) the Company or any of its affiliates asserting a claim against the Investor or any affiliate thereof in connection with the Merger Agreement or any of the transactions contemplated thereby.

No (a) direct or indirect holder of any equity interests or securities of any party hereto (whether such holder is a partner (limited or general), member, stockholder, or otherwise), (b) Affiliate of any party hereto, or (c) director, officer, partner (limited or general), member, stockholder, employee, representative, family member or agent of any party hereto, any of such party’s respective Affiliates or any such direct or indirect holder of any equity interests or securities of any such party (collectively, the “Party Affiliates”) shall have any liability or obligation of any nature whatsoever in connection with or under this letter or the transactions contemplated hereby, and each party hereto hereby waives and releases all claims against such Party Affiliates related to any such liability or obligation.

This letter shall be binding on the undersigned solely for the benefit of the parties hereto, and nothing set forth in this letter shall be construed to confer upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Investor’s obligation to fund its Equity Funding Amount, Note Funding Amount or any provisions of this letter.  Parent’s creditors shall have no right to enforce this letter or cause Parent to enforce this letter.

No modification of this letter shall be binding upon or enforceable against any party hereto without the written approval of such party.

No party hereto may assign any of its rights and obligations hereunder to any Person without the prior consent of Parent, and any attempted assignment in violation of the foregoing shall be null and void.

This letter, and all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this letter or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each of the parties hereto irrevocably agrees that any legal action or proceeding that may be based upon, arise out of or relate to this letter or the negotiation, execution or performance hereof (whether at law, in equity, in contract, in tort or otherwise), shall be brought and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware), or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any federal court sitting in the State of Delaware.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any such action in any court other than the aforesaid courts.

THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS LETTER WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED.  IT IS ACCORDINGLY AGREED THAT EACH PARTY HERETO SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS LETTER AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS LETTER EXCLUSIVELY IN THE CHANCERY COURT OF THE STATE OF DELAWARE (OR OTHER APPROPRIATE STATE COURT IN THE STATE OF DELAWARE), OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION OR PROCEEDING, IN ANY FEDERAL COURT SITTING IN THE STATE OF DELAWARE, WITHOUT BOND OR OTHER SECURITY BEING REQUIRED, THIS BEING IN ADDITION TO ANY OTHER REMEDY WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS LETTER OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

 [SIGNATURE PAGES FOLLOW]

Very truly yours,

/s/ Jim W. Perry
Jim W. Perry

Accepted and agreed as of
the date first above written:

MARLIN HOLDCO LP, by its General Partner, Marlin HoldCo GP, LLC

By:	/s/ Jim W. Perry
Name: Jim W. Perry
Title: Vice President

SCHEDULE A

Equity Funding Amount

Investor	Number of Rollover Contribution Shares	Equity Funding Amount
Jim W. Perry	383,064	$14,556,432.00